SPENGLER CARLSON GUBAR BRODSKY & FRISCHLING
                                ATTORNEYS AT LAW
                    280 PARK AVENUE, NEW YORK. N.Y. 10017

EDWARD BRODSKY                                             COUNSEL
ROBERT S. CARLSON
EDMOND M. COLLER                                           JULES BUCHWALD
NICHOLAS J. CREME
CARL FRISCHLING                                            TELEPHONE
ADIN C. GOLDBERG
LEONARD GUBAR                                              (212) 286-4000
HOWARD S. JACOBS
GREGORY KATZ                                               CABLE "ROCKSCOURT"
CHARLES E. MATTHEWS, JR.
WILLIAM J. McSHERRY, JR.                                   TELEX 12-7596
LAWRENCE N, MULLMAN
JOHN J. NOVAK, JR.
SUSAN J. PENRY-WILLIAMS                                    TELECOPIER
BRUCE A. RICH
THOMAS H. SEAR                                            (212) 682-4583
SILAS SPENGLER

                                  May 30, 1985

Cortland Trust
315 State Street
Hackensack, New Jersey  07601

     You have requested our opinion whether Tax-Free Money Market Fund (the "Fund") will be considered the owner of tax-exempt municipal securities subject to "stand-by commitinents" for federal income tax purposes.

                               STATEMENT OF FACTS

     Cortland Trust ("Trust") is a no-load, open-end diversified investment company registered under the Investment Company Act of 1940. It intends to elect to be taxed as a regulated investment company under Subchapter M of the Internal Revenue Code of 1954, as amended.

     The Trust was organized as a business trust under th( laws of the Commonwealth of Massachusetts on October 31, 1984 but had no operations prior to May 9, 1985. The Trust is authorized to issue an unlimited number of shares. The Trust will not issue share certificates but will record investor holdings on the books of the Trust in non-certificate form and regularly advise the shareholders of their ownership positions. The shares of the Trust are divided into three funds. General Money Market Fund, 0. S. Government Fund and Tax-Free Money Market Fund, each of which represents units of interests. Shares of the Trust have equal rights with respect to voting, except that the holders of shares of a particular fund will have the exclusive right to vote on matters affecting only the rights of the holders of the particular fund.
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SPENGLER CARLSON GUBAR BRODSKY & FRISCHLING

Cortland Trust
May 30, 1985
Page Two

     The Fund's investment objective is to seek to pro- vide shareholders with the highest level of interest income that is exempt from federal income taxes and is consistent with preservation of capital and the maintenance of liquidity by investing primarily in high quality municipal securities generally maturing within one year or less from the date of purchase. The Fund expects to maintain a weighted average portfolio maturity of 120 days or less. The Fund further seeks to maintain a constant $1.00 per share price.

     The Fund will seek to achieve its objective by investing substantially all of its assets in obligations issued by or on behalf of states, territories and possessions of the United States and the District of Columbia, and their political subdivisions, duly constituted authorities and corporations, the interest from which is, at the time of issuance, in the opinion of counsel for the issuers, exempt from federal income taxes.

     The Fund may, from time to time, on a temporary basis or for defensive purposes, invest in taxable short-term invest- ments consisting of obligations of the U.S. Government, its agencies or instrumentalities, and repurchase agreements (instruments under which the seller agrees to repurchase the security at a specific time and price) relating thereto; commercial paper rated within the highest rating category by a recognized rating agency; and certificates of deposit of domestic banks with assets of $1.5 billion or more as of their roost recently published financial statements. The Fund may invest in these temporary investments, for example, due to market conditions or pending investments of proceeds from sales of shares or proceeds from the sale of portfolio securities or in anticipation of redemptions. Although interest earned from these temporary investments will be taxable as ordinary income, the Fund intends to minimize taxable income through investment, when possible, in short-term tax-exempt securities, which may include shares of investment companies whose dividends are tax-exempt. It is a fundamental policy of the Fund that the Fund's assets be invested so that at least eighty (80%) percent of the Fund's annual income will be exempt from federal income taxes, and it is the Fund's present intention to invest its
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SPENGLER CARLSON GUBAR BRODSKY & FRISCHLING

Cortland Trust
May 30, 1985
Page Three

assets so that 100% of its annual income will be tax-exempt. Accordingly, the Fund may hold cash reserves pending the investment of the reserves in short or long-term tax-exempt securities.

     The Fund may attempt to improve its portfolio liquidity by assuring same-day settlements on portfolio sales (and thus facilitate the same-day payment of redemption pro- ceeds) through the acquisition of "stand-by commitments." A stand-by commitment Is a right of the Fund, when it purchases a municipal security for its portfolio from a broker, dealer or other financial institution, to sell the same principal amount of such securities back to the seller, at the Fund's option, at a specified price. Stand-by commitments are also known as "puts." The Fund will acquire stand-by commitments solely to facilitate portfolio liquidity, and the acquisition or exercisability of a stand-by commitment will not affect the valuation of its underlying portfolio security. The weighted average maturity of a Fund's portfolio will not be affected by the acquisition of a stand-by commitment.

     The stand-by commitments acquired by the Fund will have the following features: (1) they will be in writing and will be physically held by the Fund's custodian; (2) they may be exercised by the Fund at any time prior to the underlying security's maturity; (3) they will be entered into only with dealers, banks and broker-dealers who in the Advisor's opinion present a minimal risk of default; (4) the Fund's right to exercise the stand-by commitments will be unconditional and unqualified; (5) although the stand-by commitments will not be transferable, municipal securities purchased subject to commitments may be sold to a third party at any time, even though the commitment is outstanding; and (6) their exercise price will be (i) the Fund's acquisition cost of the municipal securities which are subject to the commitment (excluding any accrued interest which the Fund paid on their acquisition), less any amortized market premium or plus amortized market or original issue discount during the period the securities were owned by the Fund, plus (ii) all interest accrued on the securities since the last interest payment date. Since the Fund values its portfolio securities on the amortized cost basis, the amount payable under a stand-by commitment will be substantially the same as the value of the underlying security
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SPENGLER CARLSON GUBAR BRODSKY & FRISCHLING

Cortland Trust
May 30, 1985
Page Four

     The Fund expects that stand-by conunitments generally will be available without the payment of any direct or indirect compensation by the Fund. However, if necessary and advisable, the Fund will pay for stand-by commitments, either separately in cash or by paying higher prices for portfolio securities which are acquired subject to the commitments. As a matter of policy, the total amount "paid" in either manner for outstand- ing stand-by commitments held by the Fund will not exceed 1/2 of 1% of the value of its total assets calculated immediately after any stand-by commitments is acquired. The Fund expects to refrain from exercising stand-by commitments to avoid imposing a loss on a dealer and jeopardizing the Trust's business relationship with that dealer, except when necessary to provide liquidity.

                                     OPINION

     It is a well established principal of tax law that the tax consequence of a transaction should be determined by the economic substance of the transaction and not the label or form placed on the transaction. See Gregory v. Helvering, 293 U.S. 465 (1935).

     In general, the determination of which party to a transaction shall be considered the owner of the property is based upon which party bears the economic burdens and benefits of ownership. See Rev. Rul. 82-144, 1982-2 C.B. 34.

     In Rev. Rul. 82-144, supra, the taxpayer was organ- ized as a Massachusetts business trust, and was classified as an association taxable as a corporation for federal income tax purposes. It was formed to invest in municipal obligations, the interest on which is exempt from tax under Section 103 (a) of the Internal Revenue Code of 1954, as amended and expected to be taxed as a "regulated investment company."

     Under the terms of the trust agreement the bene- ficiaries (shareholders) of the taxpayer were free to invest or withdraw their funds at any time without sales charges or redemption fees. The taxpayer, when it purchased Its portfolio of short-term (one year or less) municipal obligations from X, a small
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SPENGLER CARLSON GUBAR BRODSKY & FRISCHLING

Cortland Trust
May 30, 1985
Page Five

number of "put" agreements ("puts"). The purpose for the acquistion of the "puts" was to increase the liquidity of some of the obligations purchased in order to provide cash for the demands of those shareholders deciding to withdraw their investments.

     The price paid to X for the "puts" was in addition to the price of the obligations, which were purchased at their fair market values. The "puts" provided that the taxpayer has the option or right to require X to repurchase the obligations. The terms of the "puts" established the price that X must pay for the obligations should the taxpayer elect to exercise its rights under the agreements. All of the "puts" were for periods substantially less than the life of the obligations to which they applied, were non-assignable, and terminated if the obligations to which they relate were disposed of by the taxpayer.

     There were no restrictions on the sale or disposition of the obligations by the taxpayer. In addition, there were no "call" agreements (an agreement giving X the option or right to reacquire the obligations at a fixed price for a specific period of time), either formal or informal, expressed or implied, existing between the taxpayer and X. X had no rights in the obligations acquired by the taxpayer and was not soliciting buyers for the obligations for its account while the obligations were held by the taxpayer. The obligations were acquired by taxpayer for its own account and not as security on funds advanced to X.

     The ruling holds that the purchaser of the tax-exempt obligations will be considered the owner of the obligations for federal income tax purposes even though a "put" agreement was acquired simultaneously with the acquisition of the obligations. The conclusion was based upon:

1. The price paid for the "puts" represented the buyer and seller's estimation of the value of the risk the the seller of the "put" was assuming independent of the taxpayer's acquisition of the obligations.
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SPENGLER CARLSON GUBAR BRODSKY & FRISCHLING

Cortland Trust
May 30, 1985
Page Six

2.   The primary purposes of the "puts" was to insure liquidity.

3. The shifting of risk was for a definite period that was substantially less than the life of the obligations.

     In Rev. Rul. 74-27, 1974-1, C.B. 24, a bank purchased and resold tax-free municipal bonds for customers that needed to secure temporary liquidity. The ruling concluded that the tax-exempt interest was not the income of the bank, but rather interest income of its customers and that the bank had received taxable interest income. The factors that resulted in the Internal Revenue Service reaching this conclusion were as follows;

     1. The identical securities sold to the bank were required to be held by the bank under the repurchase agreement with its customer.

     2. Should the customer default on the repurchase agreement, the bank could sell the securites and apply proceeds to the repurchase price and either credit the customer with any excess or hold him liable for any deficiency.

     3. The customer was legally bound to repurchase the securities and pay any deficiency remaining unpaid after application of sale proceeds.

     4. The customer agreed to pay interest at a stipulated rate upon the amount advanced by the bank.

     5. The value of the securities may or may not equal the amount advanced by the bank.

     In American National Bank of Austin v. United States, 421 F.2d 442 (5th Cir. 1970), cert. denied, 400 U.S. 819 (1970), the court held that a bank was acting as a lender rather than a purchaser of bonds when it advanced monies for bonds purchased by dealers in bonds. The court based its decision on the fact that the dealers in the securities exer-
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SPENGLER CARLSON GUBAR BRODSKY & FRISCHLING

Cortland Trust
May 30, 1985
Page Seven

cised complete control over the bonds after they came into the bank's possession. Furthermore, the court found that as a practical matter the bank was insulated from any risk of loss by virtue of its predominance in the field of financing bonds. See also Union Planters National Bank of Memphis v. United States, 426 F.2d 115 (6th Cir. 1970) and First American National Bank of Nashville v. United States, 467 F.2d 1098 (5th Cir. 1972).

     With respect to the facts in the instant case, the Fund is free to dispose of the municipal securities at any time to any party. The Fund is not in the business of acting as a lender, but is engaged in the business of investing in a portfolio of securities for the benefit of its shareholders. The object of acquiring the stand-by commitments is primarily for the purpose of increasing the liquidity of the Fund with its secondary benefit of reducing its risk of loss. The stand-by commitment does not operate to completely eliminate any risk of loss even though, contrary to the "put" in Rev. Rul. 82-144, supra, the stand-by commitment may not expire prior to the maturity of the security to which it relates, but operates to insure a stated yield to maturity so that the Fund is in a highly liquid position. The Fund more often than not will be paying a premium for the put which will estimate the Fund's and the Seller's valuation of the risk that Seller is assuming under the put. The premium represents the Fund's economic loss in the event it exercises the put. Furthermore, since the Fund could dispose of the municipal securities at any time, any appreciation in the value of the municipal securities would flow solely to the Fund. Accordingly, since the Fund retains the right to benefit in any increase in value of the municipal securities and still shares a substantial risk of economic loss, the burdens and benefits of ownership of the municipal securities subject to stand-by commitments are with the Fund. Therefore, the Fund should be treated as the owner for federal income tax purposes of the municipal securities which are subject to stand-by commitments.

                                Very truly yours,


                  SPENGLER CARLSON GUBAR BRODSKY & FRISCHLING